Certificate of Amendment to Articles of Incorporation
For Nevada Profit Corporations

(Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock)

1.	Name of corporation:

Oxford Ventures, Inc.

2.	The articles have been amended as follows (provide article numbers, if available):

Article I has been further amended to change the name of the Corporation to Uluru Inc. by amending and restating in full Article One of the Articles of Incorporation as follows:

ARTICLE I
The name of this corporation is ULURU Inc.

3.
The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation have voted in favor of the amendment is: Approved (100% of Stockholders attending Special Meeting)

4.	Effective date of filing (optional): Date of filing

5.	Officer Signature (required): /s/ Daniel Leonard